KRISTIANTO NAFTALI POAE, SH., M.Kn.

NOTARIS

SK Menteri Hukum dan Hak Asasi Manusia Republik Indonesia Tanggal 21 Maret 2017

Nomor: AHU-00283.AH.02.01.Tahun 2017

&

PEJABAT PEMBUAT AKTA TANAH

(PPAT)

Keputusan Menteri Agraria dan Tata Ruang / Kepala Badan Pertanahan Nasional

Nomor: 418/KEP-400.20.3/Xl/2017 Tanggal 2 Nopember 2017

Wilayah Jabatan Kota Manado

AKTA

JOINT OPERATING AGREEMENT

RESTRUCTURING & ACQUISITION OF 100% OWNERSHIP

Grosse/ Salinan

Tanggal: 19 JUNI 2021

Nomor: 15

Jalan Tonsawang Karombasan Selatan, Kecamatan wanea, Kota Manado-95117

Telp.: (0431) 7287238 HP: 082190709221

Email: poaekriatiantonaftali@gmail.com

JOINT OPERATING AGREEMENT

 RESTRUCTURING & ACQUISITION OF

 100% OWNERSHIP

 Number: -15-

--Today, Wednesday, 06-19-2024 (June Nineteen two thousand

twenty four)----------------------------------------------------------------

--At 08.30 WITA (eight thirty of Central Indonesian Time)

--Facing me, KRISTIANTO NAFTALI POAE, Bachelor of

Laws, Master of Notary, Notary in Manado City, North Sulawesi

Province, in the presence of witnesses whose names are mentioned at the end of this deed and are known to me, the Notary:---------

1. Mr. JEFRI KATORDJO, born in Talawaan, on 06-09-1985

(June nine one thousand nine hundred and eighty five), Private

Employee, Indonesian Citizen, resides in Talawaan Village,

Jaga VII, Talawaan District, North Minahasa Regency , North

Sulawesi Province, holder of a Population Identification Card with Population Identification Number (N.I.K):

7106090906850002; --------------------------------------------------------

--temporarily residing in Manado; -------------------------------------------

According to the information, to take legal action in this deed for and on behalf of himself; --------------------------------------------------

(hereinafter referred to as the first party").---------------------------------------

2. Mr. NILS ANDREW OLLQUIST, born in Berlin, on 07-31-

1956 (July thirty-first one thousand nine hundred and fifty-six),

residing at 1 East Liberty, Reno, Nevada,.United States, holder of Passport Number: PAl 288795;-----------------------------------------

--temporarily in Manado; ---------------------------------------------------

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--According to his statement to carry out legal action in this deed

Acting in his Position as Director of SL GROUP HOLDINGS

,:

LTD, a wholly owned subsidiary of BROOKMOUNT

EXPLORATIONS, INC, a Nevada company which has its

registered office at 1 east Liberty, Reno, Nevada, United States ;--

 --(hereinafter also referred to as "Second Party").------------

--My presenters, Notaries, lmow. -----------------------------

The presenters who act in their position/position as mentioned above, hereby first explain:---------------------------------------

--That the First Party is the owner of 50 Ha (fifty hectares) of land located in North Minahasa Regency, District of Talawaan,

including any mineral deposits and processing facilities situated in and on the land (the "Property"), which, pursuant to legislative provisions, may be categorized as immovable property, including any gold mining processing plant and equipment, such facilities and equipment having been utilized, by First Party in the mining and processing of gold since 2010 (the "Mining Operations");---

--By Agreement dated 09-15-2018 (September fifteenth two

thousand eighteen (incorporated by reference and attached hereto),

The Parties agreed to enter into a JointOperating Agreement with respect to the "Mining Operations" defined therein, pursuant to which, for a total consideration of US$ 500,000, Second Party acquired from First Party, an interest amounting to 70% (seventy percent) of the Mining Operations, which have continue to be operated by First Party, on a day to day basis, under the full management control of Second Party, as a_n equity joint venture in which First Party retained the remaining 30% (thirty percent)

equity ownership, on the terms and conditions hereinafter set forth therein;---------------------------------------------------------------

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--By further Agreement between the Parties, dated 09 -25-2018

(September twenty fifth two tho sand eighteen), it was agreed that

100% (one hundred percent) of the excess cash generated by

Mining Operations during the term of the Joint Operation

Agreement referred to in this Agreement, after deducting any capital requirements that arise , will be held by the First Party on behalf of the Parties, the cash balance includes the amount

attributable to the Second Party from its share ownership of 70%

(seventy percent) in the joint mining operation; --------------

--The Parties agree and agree to be bound by this Agreement with the following terms and conditions:---------------------------

----------------------------------Article 1 -------------------------

-----------------------------DEFINITION--------------------------

--For the purposes of this Agreement, the following words and phrases have the following meanings, namely:----------------

a.  "Agreement" means the agreement to acquire 100% (one

hundred percent) of the Nlining Operations as intended in this

Agreement; ---------------------------------------------------------

b.  "Joint Operations'' means the cooperation between both Parties in carrying out mining and processing operations at the

property; ----------------------------------------------------------

c. "Property Rights" means all licenses, permits, easements, rjghts of way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and which are necessary for the exploitation of the Property:

 -----------------------------Article 2 ------------------------------

------------REPRESENTATION, WARRANTIES------------

 ------AND COVENANT OF THE FIRST PARTY -----------

The First Party declares and guarantees to and binds itself

 to the Second Party that:-----------------------------------------

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a. Legally entitled to hold the Property and associated licenses and

Approvals for the conduct of Mining Operations, and will

remain so entitled; ---------------------------------------------------

b. The minerals claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction (Koperasi) in which the Property is situated, and are in good standing with respect to all licenses, and permits taxes,

assessments, work commitments or other conditions on the

Mining Operations carried out pursuant to the status of the

Mining Operations as conducted under local "Koperasi"

guidelines..------------------------------------------------------------

c. There are no adverse claims or challenges against or to the ownership or title to any of the mineral claims comprising the

Property, nor to the knowledge of First Party is there any basis therefore, and there are no outstanding agreements or options to

....

acquire or purchase the Property or any portion thereof by a third party.;--------------------------------------------------------

d. The Operations will continue to be incorporated, amalgamated,

or continued and validly exist as a "Koperasi" in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;;----------------------------------------------------------

-----------------------------Article 3 --------------------------------

-------------REPRESENTATION, WARANTIES -------------

------AND COVENANT OF THE SECOND PARTY ------

--The Second Party declares and guarantees to and binds itself to the First Party that: -----------------------------------------------

 a. It has been legally incorporated, amalgamated or continued and validly exist as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation on

continuation; --------------------------------------------------

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b. It has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this

Agreement by it, and the consummation of the transactions

herein contemplated will not conflict with or result in any

breach of any covenants or agreements contained in, or

constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the

constating documents of Second Party or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Second Party is a party or by which it is bound or to which it or Property may be subject;; --------

-------------------------------Article 4 ----------------------------

--GRANTING AND EXERCISE OF THE OPTION TO --

-----------ACQUISITE 100% OWNERSHIP IN ----------------

----------------THE MINING OPERATIONS ------------------

---The First Party hereby sells, transfers and assigns to the Second

Party, and the Second Party agrees to acquire all of First Party's rights, title, and interest in an to the Property and the Mining

Operations, including the remaining 30% (thirty percent) interest in the Mining Operations currently held by First Party, for

consideration calculated as follows: ----------------------------

 - U$350,000, in cash which must be paid at the dosing of the transaction as intended in this Agreement, and: ---------------

 - Conversion of 100% (one hundred percent) of every obligation and liability of the First Party to the Second Party, arising from the retention of accumulated cash surplus generated from

operations by the First Party on behalf of the Second Party, (as referenced in Clause C above,) into equity ownership of Second

Party in the Mining Operations, ("Debt for Equity Swap").

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As at the date of this agreement,·the estimated amount

pertaining to the Debt for Equity Swap is US$ 20 million; -------

--After the c1osing of the Transaction referred to in this

Agreement, and subject to the royalty rights granted below, all excess income generated by the Mining Operation must be paid to the Second Party every quarter, which will be paid no later than 15

(fifteen) days after the end of each operating quarter;------------

 --The First Party will indemnify, pay and hold harmless the Seller from and against any and all obligations, liabilities, losses,

damages, penalties, claims, actions, judgments, lawsuits, costs,

expenses and disbursements of any kind or nature whatsoever, in any manner relating to or arising out of any adverse claims or lawsuits that are detrimental to or against the ownership or title to any of the mineral claims comprising the Property or any liens or encumbrances on the Property arising prior to the date of this agreement; ---------------------------------------------------------

---To the extent permissible under, and in the manner required by,

applicable law pertaining to the Property and the Mining

Operations, First Party shall, upon the closing of the transactions envisaged herein, execute and deliver all additional instruments and documents necessary to vest sole legal ownership in the

Property and the Mining Operations to Second Party;-------

 --------------------------Article 5--------------------------------

 -------------------PAYMENT OF ROYALTY-----------------

--------------ON NET REVENUE GENERATED--------------

In consideration of the shareholding restructuring outlined herein,

The Parties agree that a royalty payment amounting to 25% of net revenue generated by the Mining Operations will be payable to

First Party. Such Royalty payment will be made in cash by Second

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Party to First Party at the conclusion of every quarter of

operations; -------------------------------------------------------

--------------------------------Article 6 -----------------------------

-----AGREEMENT TO EXTEND COOPERATION-------

--Notwithstanding the acquisition by Second Party from the First

Party of the remaining equity in the Mining Operations as

provided herein, the Parties agree to continue their close

cooperation in the management and execution of the Mining

Operations, going forward, including the maintenance of effective working relationships with local representatives and councilors at city, local and provincial level; ----------------------------------

---------------------------Article 7-------------------------------

---------0BLIGATIONS OF THE FIRST PARTY----------

-The First Party shall :-----------------------------------------

a. maintain in good standing those mineral claims comprising the

Property by the doing and filing of assessment work of the

making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral

claims free and clear of all liens and other charges arising from the First Party's activities thereon except those at the time contested in good faith by First Party;-------------------------

 b. record all exploration work carried out on the Property by First

Party as assessment work; ------------------------------------

 c. permit the directors, officers, .employees and designated consultant of Second Party, at their own risk and expense,

access to the Property at all reasonable times.;----------------

 d. do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances any governmental authority;--------------------

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e. deliver to Second Party, forthwith upon receipt thereof, copies of all reports, maps, assay result and other technical data

,;

compiled by or prepared at the direction of First Party with respect to the Property; ---------------------------------------

------------------------------Article 8 ----------------------------

--------ONGOING TERM OF JOINT OPERATIONS------

--The Joint Operations period will remain in effect for a period of

25 (twenty five) years from the date of this agreement, under the

I00% (one hundred percent) operational and management

control of the Second Party; ------------------------------------

-----------------------------Article 09 ------------------------------

---MINING AND PROCESSING OPERATIONS AT-----

-----------------------THE PROPERTY--------------------------

--The Parties agree that normal operations involving survey,

drilling, excavation, mining and processing will continue during the tenure of the agreement; ------------------------------------

-----------------------------Article 10 -------------------------------

------------------------------GENERAL----------------------------

 a. This Agreement shall supersede and replace any other

agreements or arrangements, whether oral or written, previously existing between the Parties with respect to the subject matter of this Agreement; -------------------------------------------------

b. No consent or waiver expressed or implied by either party in respect of any breach of default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default; ------------------------------------------------------------------

c.  The Parties shall promptly execute or caused to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be

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reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the Parties in the Property; ---

d. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns;---------------------------------------------------------------

e. This Agreement shall be governed by and construed in

accordance with the laws of The Republic of Indonesia;----

f. Any reference in this Agreement to currency shall be deemed to be the currency of the United States;--------------------------

g. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had execute one copy of this Agreement;---------------------

-------------------- DEMIKIAN AKTA INI ----------------------

Made and completed as minutes in Manado, on the day and date as stated in the first part of this deed, in the presence of: ------

1. Nona KAREN SUMANGKUT, born in Manado, on 08-11-

2003 (August eleven two thousand,three), Indonesian Citizen,

Notary Employee, residing in Jalan Kartini, Lingkungan V,

District of Wenang, Manado, North Sulawesi Holder of

Identity Card with National Identity Number (N.I.K):

7171045108030001;------------------------------------------------

2. Nona IVANA APRILIA STEFHANI ROMPIS, born in

Tarakan, on 04-03-2003 (April fou , Two thousand three),

Indonesian Citizen, Notary Employee, residing in Kelurahan

Babu, District of Malalayang, Manado, North Sulawesi,

Holder of Identity Card with National Identity Number (N.I.K)

(NIK): 7171094304030001; ------------------------------------

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Both as witness.----------------------------------------------

After this deed was read by me, the Notary, to the appearers and witnesses, this deed was immediately signed by the

appearers, the witnesses and I, the Notary.-----------------

--Continued without any changes; --------------------------

--Minutes of this deed have been signed accordingly; -----

--Provided as an identical-sounding copy--------------------

------------------NOTARY IN MANADO -------------------

(KRISTIANTO NADTALIPOAE, SH., M.Kn.)

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